AceHedge

A modern data intelligence framework for private markets.

Invest

$99.06 minimum investment

DEADLINE: July 26, 2024

in 2 months

UNIT PRICE

$0.39

TOTAL RAISED

$8,517

VALUATION

$6,960,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCING ACEHEDGE

AceHedge hopes to bridge the information gap between public and private markets by offering two main products:

- Data analytics for private securities for both individual and institutional investors, and
- Programmatic tools for hedging fat tail risks for investment managers and hedge funds

We plan to leverage machine learning and artificial intelligence algorithms to increase the efficiency of business processes and inform strategic decision making. The integration of AI into the decision-making framework should not only help to streamline operations but also enable companies to adapt swiftly to dynamic market conditions.

Through our data analytic infrastructure, we plan to connect private securities to broader financial markets by providing a quantitative framework for programmatic investment and leveraging dynamic multi-asset class hedging strategies for institutional investors.

PROBLEM

With very little transparency into private market transactions, the public is largely uninformed about the data that drives the most significant events in private capital markets. This is because the current data landscape for private markets involves outdated and slow systems that are used to report financial transactions. As a result, only a select few truly understand private market dynamics.

COMPANY DESCRIPTION

The AceHedge system plans to capture and record real-time data using artificial intelligence to standardize the vast data sources produced daily: **an always-on**, zero trust model to record high-quality, digitally signed, immutable information.

BENEFITS

Accessibility: accessibility to real-time, structured private market data for our community. We plan to achieve this by using blockchain technology to create a public ledger of all transactions.

Transparency: private markets transparency for investors so they can make informed investment decisions


The AceHedge System
Delivers increased transparency to investors
The AceHedge system uses AI to capture, record, and standardize real-time private markets data
Improves data quality for private companies looking to raise capital

OUR BLOCKCHAIN TECHNOLOGY

We're adopting a permissioned blockchain to enhance our data quality. We expect this approach to empower us to manage a specific amount of nodes, ensuring a balance between control and decentralization. Additionally, it should provide users with transparent access to current transactions in the ledger, while safeguarding data from unauthorized eyes.

OUR GUIDING PRINCIPLES

Quality: We are building an ecosystem that focuses on high data quality and reliability to serve as the foundation for decision-making. Blockchain technology ensures data quality by authenticating transactions and preserving data immutability.

Community: We are cultivating a strong community of individuals invested in the forward progress of the financial markets landscape as a whole, leveraging the power of collaboration, reputation, and shared knowledge.

Transparency: We hope to enable our community by providing transparency in the data we collect so that those invested will have the freedom to explore and learn from our democratized data.

MARKET

The global portfolio management software market reached **$3.2 billion** in 2022. It is expected to grow to **$11.8 billion** by 2032 with a projected CAGR of **14.2%**.



Market Opportunity Analysis
The global portfolio management software market reached $3.2 billion in 2022.
It is expected to grow to $11.8 billion by 2032 with a projected CAGR of
14.2%
Market Opportunity Analysis
Source: www.marketwatch.com

BUSINESS MODEL

We expect to generate revenues from the following sources:

- Selling software to financial institutions and private companies
- Onboarding fees to use our data analytic infrastructure
- Consulting fees



Business Model
01
Software sales to financial institutions and private companies
02
Private consulting for crowdfunding portals to optimize investor activity and investment success
03
Fees for onboarding early-stage companies onto our analytics platform and expanding their data infrastructure
04
Private consulting for small hedge funds (25MM - 500MM AUM) to inform their quantitative initiatives

TEAM



Joe Walz

Manager

Working in finance since the age of 18, Joe has experience in mortgages, derivatives trading, China A-Share SMAs, private equity consulting, Reg CF, and Reg A+. He is the former Co-founder and Chief Strategy Officer of Seraph Financial, a RegA+ platform creating private securities portfolios, diversified across real estate, private credit and private equity. Joe attended Pepperdine with a scholarship for creative writing and is certified by Bloomberg in Bloomberg Market Concepts.



Nate Kessell

Financial Engineering

Nate has experience leveraging his knowledge of advanced mathematical and statistical methods into developing investment strategies and risk models for several asset classes, including equity derivatives, private credit, private equity, and crypto-assets. Most recently, Nate worked as the Director of Financial Engineering for Seraph Financial, a Reg A+ investment platform where he managed the risk and composition of the company's newly incepted private market fund. Nate graduated cum laude with a Bachelor of Science in Physics from Pepperdine University in 2022. He is certified by Bloomberg in Bloomberg Market Concepts.



Chris Dare

Research and Development

Chris is a former Research Fellow at the National Institute of Standards and Technology, where he worked on the latency of lightweight cryptographic algorithms. While working at the NIST, he implemented multiple block ciphers including AES, SPECK, SIMON, and others. He received a B.S. in Computer Science from Virginia Tech and an M.S. in Mathematics from Virginia Tech, focusing on topological data science and discrete morse theory. He is currently a fourth year PhD student at UC Santa Barbara, studying how quantum field theories deform using algebraic geometry methods.



Diego Andino

Software Engineering

Diego is a former software engineer at the University of Utah and former Lead Software Engineer at Seraph Financial. He holds an M.S. in Computing and a B.S. in Games & Computer Science, both from the University of Utah. With a passion for backend engineering, he endeavors to produce efficient, scalable, and maintainable code, to help ensure the delivery of quality software.



Cam Ventura

Community Director

Cam Ventura is an emerging professional with a background in the world of early stage startups, capital raises, and business development strategies. He is a former Investment Analyst Intern, at The MBA Group, and a former Summer Analyst at 93North Capital. He is also a former intern at Netcapital, where he helped facilitate the onboarding of new issuers to the platform. Cam is a B.A. candidate in International Studies at Boston College.

USE OF PROCEEDS

If the offering's maximum amount of $124,000 is raised:

Use	Value	% of Proceeds
Human Resources	$24,800	20.0%
Marketing	$24,800	20.0%
Research and Development	$62,000	50.0%
General and Administrative Expenses	$6,325	5.1%
Intermediary fees	$6,076	4.9%

TERMS

This is an offering of Membership Units, under registration exemption 4(a)(6), in AceHedge LLC. This offering must raise at least $10,000 by July 26, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. AceHedge may issue additional securities to raise up to $124,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

18,164,102 units
× $0.39 per unit

$7,084,000 implied valuation

PITCH DECK

AceHedge Pitch Deck

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form on February 12, 2024
- Form C/A on March 4, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Mar 4, 2024 — Filed Form C/A

Feb 12, 2024 — Primary offering of 317,948 units at $0.39

Feb 12, 2024 — Filed Form null

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